                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
(703) 873-2300 (fax)
tdrennan@lcc.com


                    LCC INTERNATIONAL REPORTS RECORD REVENUE
                              AND OPERATING RESULTS


MCLEAN, VIRGINIA, February 5, 2001 -- LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today reported revenues for the fourth quarter ended December 31, 2000 of $45.0 million versus $23.7 million posted in the fourth quarter of 1999, an increase of $21.3 million or 90%. Fourth quarter revenue increased $4.1 million or 10% over third quarter 2000 revenue representing a strong continuation of top line growth. Net income was $2.3 million in the fourth quarter 2000 compared to break even results reported in the fourth quarter of last year.

Basic and fully diluted earnings per share were $0.11 in the fourth quarter (on
20.5 million shares, basic and 21.3 million shares fully diluted) compared to $0.00 per share on continuing operations (on 19.7 million shares, basic and 21.0 million shares fully diluted) in the year ago period.

"Our results for 2000 represent a landmark year for LCC," commented C. Thomas Faulders III, LCC's chairman and chief executive officer. "Year over year revenue increased almost 100 percent resulting in record revenues. Net income increased dramatically. Earnings per share went from double digit losses to double digit gains. Our balance sheet has never been stronger with over $42 million in cash and short-term investments and no debt. And, as we exited the fourth quarter, our operating margins represented 8% of revenues - a long way from the significant losses the Company produced in 1999. In addition to making great strides in our financial performance, for LCC the new millennium represented a re-dedication to

                                                                      EXHIBIT 99


professional excellence. As a team, now over 900 strong, the employees and management team of LCC have established and continue to refine the steps necessary to ensure that our service model represents one of the highest quality offerings available to the wireless voice and data community."

Revenues for the year ended December 31, 2000 increased 98% to $150.4 million, compared to $75.8 million posted for the year ended December 31, 1999.

Net income for the year, excluding results from the Company's sale of its tower assets, was $5.9 million compared to a loss of ($6.2) million for calendar year 1999. Fully diluted and basic earnings per share for the year were $0.27 (on
22.1 million shares) and $0.29 (on 20.4 million shares) respectively compared to a loss of ($0.36) per basic and diluted share (on 17.3 million shares) in 1999.

Faulders continued by saying, "We continue to experience strong demand for our services from clients around the globe. Rapid growth in 2.5/3G services in Europe and Asia, wireless broadband opportunities in the U.S., and 2/2.5G demand elsewhere in the world will be the major drivers of our business particularly in the latter part of 2001. We continue to expect to see a top line growth of between 25 percent and 30 percent over 2000 results. Additionally, we will continue to make progress in improving profitability such that we expect to see operating margins of approximately 15 percent as we exit 2001."

The Company's 2000 Annual Meeting of Shareholders will be held on Tuesday, May 24, 2001 at LCC's Headquarters in McLean, Virginia and will begin at 10:00 a.m. EST. Shareholders as of March 19, 2001 are eligible to vote at the May 24th meeting.

ABOUT LCC
LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting,

                                                                      EXHIBIT 99


training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world.

Under LCC's disclosure policy, performance and earnings projections are provided at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing, and the company does not and will not undertake to update the projections prior to the next earnings conference call.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company's services, forecasts of revenues, earnings estimates, and related information, all of which are based on current factual information and certain assumptions which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the company from achieving its goals or cause the company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results, lengthy sales cycles, intense competition in the marketplace, and those factors highlighted in LCC International, Inc.'s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all.

                                      # # #

                                                                      EXHIBIT 99

                    LCC INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            DECEMBER 31,              DECEMBER 31,
                                                     -------------------------  -----------------------

                                                        1999          2000         1999         2000
                                                     --------      -----------  ---------   -----------
                                                     (Unaudited)   (Unaudited)              (Unaudited)
REVENUES
  Service..........................................  $ 22,728      $  45,026    $  73,289    $ 149,385
  Tower ownership and management...................     1,019           --          2,504        1,008
                                                     --------      ---------    ---------    ---------
                                                       23,747         45,026       75,793      150,393
                                                     --------      ---------    ---------    ---------

COST OF REVENUES
  Service..........................................    16,028         33,626       53,080      109,952
  Tower ownership and management...................       375            --         1,176          333
                                                     --------      ---------    ---------    ---------
                                                       16,403         33,626       54,256      110,285
                                                     --------      ---------       ------      -------

GROSS PROFIT.......................................     7,344         11,400       21,537       40,108
                                                     --------      ---------    ---------    ---------

OPERATING EXPENSES:
  Sales and marketing..............................     1,406          1,752        5,464        7,833
  General and administrative.......................     4,570          5,420       18,116       19,565
  Tower portfolio sale and administration, net.....         --          (242)         --       (26,437)
  Depreciation and amortization....................     1,134            685        3,628        2,899
                                                     --------      ---------    ---------    ---------
                                                        7,110          7,615       27,208        3,860
                                                     --------      ---------    ---------    ---------

OPERATING INCOME (LOSS)............................       234          3,785       (5,671)      36,248
                                                     --------      ---------    ---------    ---------

OTHER INCOME (EXPENSE):
  Interest income..................................      (100)           510          327        1,951
  Interest expense.................................      (131)            (2)      (2,154)        (263)
  Other                                                     7             63       (1,391)        (787)
                                                     --------      ---------    ---------    ---------
                                                         (224)           571       (3,218)         901
                                                     --------      ---------    ---------    ---------

                                                                      EXHIBIT 99



INCOME (LOSS) FROM CONTINUING OPERATIONS                   10          4,356       (8,889)      37,149
    BEFORE INCOME TAXES............................
PROVISION (BENEFIT) FOR INCOME TAXES ..............         3          2,102       (2,677)      16,531
                                                     --------      ---------    ---------    ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS...........         7          2,254       (6,212)      20,618

GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS,
    NET OF TAX BENEFITS ...........................       803             --          803           --
                                                     --------      ---------     --------     --------

NET INCOME (LOSS)..................................  $    810      $   2,254    $  (5,409)   $  20,618
                                                     ========      =========    =========    =========

NET INCOME (LOSS) PER SHARE:

  Basic                                                $ 0.04         $ 0.11      $ (0.31)      $ 1.01
                                                       ======         ======      =======       ======
  Diluted                                              $ 0.04         $ 0.11      $ (0.31)      $ 0.93
                                                       ======         ======      =======       ======

NET INCOME (LOSS) PER SHARE EXCLUDING
    DISCONTINUED OPERATIONS AND TOWER SALE: (1)

  Basic                                                $  --          $ 0.11      $ (0.36)      $ 0.29
                                                       =====          ======      =======       ======
  Diluted                                              $  --          $ 0.11      $ (0.36)      $ 0.27
                                                       =====          ======      =======       ======


WEIGHTED AVERAGE SHARES USED IN CALCULATION
    OF NET INCOME (LOSS) PER SHARE:
  Basic                                                19,727        20,467        17,302       20,360
                                                       ======        ======        ======       ======
  Diluted                                              20,981        21,325        17,302       22,110
                                                       ======        ======        ======       ======



               NOTE (1) - Excludes the gain from the disposal of the discontinued operations in 1999 and from the tower portfolio sale in 2000. The tower gain includes a pro-rata allocation for income taxes of $0.24 million for the quarter and $11.76 million for the twelve months ended December 31, 2000. The provision for income taxes in the quarter reflects a $0.16 million adjustment (with $0.13 million attributable to the tower sale), resulting from increasing in the current quarter the effective income tax rate anticipated for the full year from 44.0% to 44.5%. The portion of the tax adjustment attributable to the tower sale was determined by multiplying the change in the effective tax rate by the gain realized during the first nine months of the year of $26.2 million.

                                                                      EXHIBIT 99

                    LCC INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               DECEMBER 31,
                                                          ---------------------
                                                            1999        2000
                                                          ---------   ---------
                                                                    (Unaudited)
ASSETS:
Current assets:
  Cash and cash equivalents .........................      $  1,951    $ 22,271
  Short-term investments ............................            86      20,064
  Receivables, net of allowance for doubtful accounts
    of $7,860  and $1,829 at December 31, 1999 and
    2000, respectively
    Trade accounts receivable .......................        15,052      33,415
    Due from related parties and affiliates .........           836         746
    Unbilled receivables ............................         5,187      14,941
  Deferred income taxes, net ........................         5,083       1,850
  Prepaid expenses and other current assets..........         3,202       1,858
                                                          ---------   ---------
      Total current assets...........................        31,397      95,145
Property and equipment, net .........................        37,762       5,638
Investments                                                   1,095       3,650
Deferred income taxes, net ..........................        11,562       4,100
Other assets                                                  1,052         546
                                                           --------   ---------
                                                           $ 82,868   $ 109,079
                                                           ========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Line of credit.....................................      $  4,535   $   --
  Accounts payable...................................         4,565       5,926
  Accrued expenses ..................................         7,567       9,989
  Accrued employee compensation and benefits.........        13,516      12,896
  Deferred revenue...................................           780         332
  Income taxes payable ..............................         5,844       4,759
  Other current liabilities .........................         2,629         817
                                                           --------   ---------
      Total current liabilities......................        39,436      34,719
Other liabilities....................................         1,006       5,944
                                                           --------   ---------
      Total liabilities..............................        40,442      40,663
                                                           --------   ---------

Shareholders' Equity:
  Preferred Stock:
    10,000 shares authorized; -0- shares issued
    and outstanding.................................             --          --
  Class A common stock; $.01 par value:
    70,000 shares authorized; 11,630 shares and 12,040
    shares issued and outstanding at December 31, 1999
    and 2000, respectively..........................            116         120
  Class B common stock; $.01 par value:
    20,000 shares authorized; 8,461 shares and 8,450
    shares issued and outstanding at December 31,
    1999 and 2000, respectively......................            85          85
  Paid-in capital....................................        85,846      91,407
  Accumulated deficit................................       (38,999)    (18,381)
  Notes receivable from shareholders.................        (3,025)     (2,325)
                                                          ----------  ----------
      Subtotal                                               44,023      70,906
Accumulated other comprehensive loss -- foreign
  currency translation adjustments...................        (1,597)     (2,490)
                                                           --------   ---------
      Total shareholders' equity.....................        42,426      68,416
                                                           --------   ---------
                                                           $ 82,868   $ 109,079
                                                           ========   =========

                                                                      EXHIBIT 99

                    LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 2000
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                             ----------------------
                                                                1999        2000
                                                             ---------    ---------
                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations................      $ (6,212)  $ 20,618

Adjustments to reconcile income (loss) from continuing
     operations to net cash used in operating
     activities:
  Depreciation and amortization.........................         3,628      2,899
  Non-cash compensation.................................           (12)        --
  Deferred income taxes.................................            --     15,937
  Gain on sale of discontinued operations...............           803         --
  Gain on sale of tower portfolio.......................            --    (26,437)
  Changes in operating assets and liabilities:
    Trade, unbilled, and other receivables..............        (1,527)   (28,581)
    Accounts payable and accrued expenses...............         3,396      2,593
    Other current assets and liabilities................         5,395     (2,540)
    Other non-current assets and liabilities............        (9,639)    (1,253)
                                                             ---------  ----------
Net cash used in operating activities...................        (4,168)   (16,764)
                                                             ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investment securities..........            27         --
  Increase in short-term investments, net...............            --    (19,978)
  Purchases of property and equipment...................       (17,100)    (4,079)
  Proceeds from sale of property and equipment..........            --        209
  Investments                                                   (1,100)    (2,532)
  Purchase of minority interest.........................            --     (7,174)
  Proceeds from tower portfolio sale, net of expenses...            --     72,176
  Disposal of discontinued operations, net..............         8,164         --
                                                             ---------  ---------
Net cash provided by (used in) investing activities.....       (10,009)    38,622
                                                             ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net...........           235        593
  Proceeds from exercise of options.....................         4,006      1,604
  Proceeds from line of credit/note.....................        32,961      9,700
  Payments on line of credit/note.......................       (23,426)   (14,235)
  Repayment of loan to shareholder......................           864        800
                                                             ---------  ---------
Net cash provided by (used in) financing activities.....        14,640     (1,538)
                                                             ---------  ----------

Net increase in cash and cash equivalents - continuing
  operations                                                       463     20,320
Net decrease in cash and cash equivalents - discontinued
  operations                                                    (2,752)        --
                                                             ---------  ---------
Net increase (decrease) in cash and cash equivalents....        (2,289)    20,320
Cash and cash equivalents at beginning of year..........         4,240      1,951
                                                             ---------  ---------
Cash and cash equivalents at end of year................     $   1,951  $  22,271
                                                             =========  =========

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
    Interest............................................      $  2,154   $    148
    Income taxes........................................         3,540      2,781

                                                                      EXHIBIT 99

                    LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                                    UNAUDITED

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 1999 AND 2000

RESULTS OF OPERATIONS

The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements.

                                                       PERCENTAGE OF REVENUES

                                                 THREE MONTHS       TWELVE MONTHS ENDED
                                                    ENDED
                                                 DECEMBER 31,          DECEMBER 31,
                                                 ------------          ------------
                                               1999        2000       1999       2000
                                               ----        ----       ----       ----
Revenues:
    Services............................       95.7%      100.0%      96.7%       99.3%
    Tower ownership and management......         4.3         0.0        3.3        0.7
                                            --------    --------   --------   --------
          Total revenues................       100.0       100.0      100.0      100.0
                                            --------    --------   --------   --------
Cost of revenues:
    Services............................        67.5        74.7       70.0       73.1
    Tower ownership and management......         1.6         0.0        1.6        0.2
                                            --------    --------   --------   --------
    Total cost of revenues..............        69.1        74.7       71.6       73.3

Gross profit:
    Services............................        28.2        25.3       26.7       26.2
    Tower ownership and management......         2.7         0.0        1.7        0.5
                                            --------    --------   --------   --------
    Total gross profit..................        30.9        25.3       28.4        6.7

Operating expenses:
    Sales and marketing.................         5.9         3.9        7.2        5.2
    General and administrative..........        19.2        12.0       23.9       13.0
    Tower portfolio sale and operations,
     net                                         0.0       (0.5)        0.0     (17.5)
    Depreciation and amortization.......         4.8         1.5        4.8        1.9
                                            --------    --------   --------   --------
    Total operating expenses............        29.9        16.9       35.9        2.6
                                            --------        ----   --------   --------
Operating income (loss).................         1.0         8.4      (7.5)       24.1
                                            --------         ---   -------    --------
Other income (expense):
    Interest income.....................       (0.4)         1.1        0.4        1.3
    Interest expense....................       (0.6)         0.0      (2.8)      (0.2)
    Other                                        0.0         0.2      (1.8)      (0.5)
                                            --------    --------   -------    -------
    Total other income (expense)........       (1.0)         1.3      (4.2)        0.6
                                            -------     --------   -------    --------
Income (loss) from continuing operations
    before income taxes.................         0.0         9.7     (11.7)       24.7
Provision (benefit) for income taxes....         0.0         4.7      (3.5)       11.0
                                            --------    --------   -------    --------
Income (loss) from continuing operations         0.0        5.0%     (8.2)%      13.7%
Gain on disposal of discontinued
operations, net of tax benefits.........         3.4         0.0        1.1        0.0
                                            --------    --------   --------   --------
Net income (loss).......................        3.4%        5.0%     (7.1)%      13.7%
                                            =======     =======    =======    =======

                                                                      EXHIBIT 99


                      THREE MONTHS ENDED DECEMBER 31, 1999
                                   COMPARED TO
                      THREE MONTHS ENDED DECEMBER 31, 2000

    REVENUES. Revenues for the three months ended December 31, 2000 were $45.0 million compared to $23.7 million for the prior year, an increase of $21.3 million or 90%. Increased revenue in North America services of $21.1 million was the largest contributor to the growth, with the XM Satellite contract providing 61% of the North American increase. Other North American growth of $8.3 million was derived from an increase in radio frequency design ($2.3 million) and deployment ($6.0 million) services. International revenue growth from services increased $1.6 million in the current quarter compared to the same period in 1999.

    COST OF REVENUES. Cost of revenues for the three months ended December 31, 2000 was $33.6 million compared to $16.4 million for the prior year, an increase of $17.2 million or 105%. As a percentage of total revenues, cost of revenues was 74.7% and 69.1% for 2000 and 1999, respectively.

    GROSS PROFIT. Gross profit for the three months ended December 31, 2000 was $11.4 million compared to $7.3 million for the prior year, an increase of $4.1 million or 55%. The gross profit increase is largely attributable to the increase in revenues. As a percentage of total revenues, gross profit was 25.3% and 30.9% for 2000 and 1999, respectively. The largest single factor contributing to the decline in the gross profit margin is the reduction in tower rental revenue, which accounts for 48% of the gross profit margin decline. Tower Ownership and Management revenues generate larger gross profits, but higher depreciation and administrative costs than revenues derived from services. The balance of the margin decrease is attributable to a large, end-to-end service contract, which contributed relatively less gross profit as a percentage of revenue.

    SALES AND MARKETING. Sales and marketing expenses were $1.8 million for the three months ended December 31, 2000 compared to $1.4 million for the prior year, an increase of $0.4 million. As a percentage of total revenues, sales and marketing was 3.9% and 5.9% for 2000 and 1999, respectively. The increased revenue from large, end-to-end service contracts enabled sales and marketing costs to increase at a lower rate than revenue growth.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $5.4 million for the three months ended December 31, 2000 compared to $4.6 million for the prior year, an increase of $0.8 million. As a percentage of total revenues general and administrative cost was 12.0% and 19.2% for 2000 and 1999, respectively. The increased revenue from large, end-to-end service contracts enabled general and administrative costs to increase at a lower rate than revenue growth.

    TOWER PORTFOLIO SALE AND ADMINISTRATION. During February 2000, the Company entered into an agreement for the sale of up to 197 tower sites owned or to be constructed for a total purchase price of up to $80.0 million when the sites are conveyed. As part of the sale agreement the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of $5.2 million on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant. In the current quarter the company recognized $0.2 million of this previously deferred revenue.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $0.7 million for the three months ended December 31, 2000 compared to $1.1 million for the prior year. The decrease is a result of a reduction in assets due to the Company's tower portfolio sale.

    INTEREST INCOME/EXPENSE. Interest income, net of interest expense, was $0.5 million for the three months ended December 31, 2000 compared to a net expense of $0.2 million for the prior year. The interest expense in 1999 was largely attributed to borrowings under the Company's credit facility to finance the construction of towers. The proceeds from the sale of the towers in 2000 provided sufficient proceeds to repay the Company's credit facility and provide cash balances that generated interest income.

    PROVISION FOR INCOME TAXES. The provision for income taxes was recorded for the three months ended December 31, 2000 using an effective income tax rate of 48.3%. The effective income tax rate for the quarter reflects year-end adjustments to increase the effective income tax rate for the year from 44.0% to 44.5%.

    NET INCOME. Net income was $2.3 million for the three months ended December 31, 2000 compared to income of $0.8 million for the prior year. The increase in net income was due to the increase in gross profit generated by revenue growth.

                                                                      EXHIBIT 99


                      TWELVE MONTHS ENDED DECEMBER 31, 1999
                                   COMPARED TO
                      TWELVE MONTHS ENDED DECEMBER 31, 2000


    REVENUES. Revenues for the twelve months ended December 31, 2000 were $150.4 million compared to $75.8 million for the prior year, an increase of $74.6 million or 98%. Increased revenue in North America of $68.1 million was the largest contributor to the growth, with the XM Satellite contract providing 71% of the North American increase. Other North American growth of $20 million was derived from radio frequency design ($6.3 million) and deployment ($13.7 million) services. Also contributing to the increased service revenue, was growth in the Middle East, Asia, and Europe ($12.4 million), offset by declines in Central and Latin America ($4.0 million).

    COST OF REVENUES. Cost of revenues for the twelve months ended December 31, 2000 was $110.3 million compared to $54.3 million for the prior year, an increase of $56.0 million or 103%. As a percentage of total revenues, cost of revenues was 73.3% and 71.6% for December 31, 2000 and 1999, respectively.

    GROSS PROFIT. Gross profit for the twelve months ended December 31, 2000 was $40.1 million compared to $21.5 million for the prior year, an increase of $18.6 million or 86%. The gross profit increase is largely attributable to the increase in revenues. As a percentage of total revenues, gross profit was 26.7% and 28.4% for December 31, 2000 and 1999, respectively.

    SALES AND MARKETING. Sales and marketing expenses were $7.8 million for the twelve months ended December 31, 2000 compared to $5.5 million for the prior year, an increase of $2.3 million. As a percentage of total revenues, sales and marketing was 5.2% and 7.2% for 2000 and 1999, respectively. The increased revenue from large, end-to-end service contracts enabled sales and marketing costs to increase at a lower rate than revenue growth.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $19.6 million for the twelve months ended December 31, 2000 compared to $18.1 million for the prior year, an increase of $1.5 million. As a percentage of total revenues general and administrative cost was 13.0% and 23.9% for 2000 and 1999, respectively. General and administrative expenditures as a percent of revenue were unusually high due to large legal expenditures in 1999 relative to litigation with minority shareholders of Microcell and support relative to the sale of discontinued operations. Additionally, the increased revenue from large, end-to-end service contracts enabled general and administrative costs to increase at a lower rate than revenue growth.

    TOWER PORTFOLIO SALE AND ADMINISTRATION. During February 2000, the Company entered into an agreement for the sale of up to 197 tower sites owned or

                                                                      EXHIBIT 99


to be constructed for a total purchase price of up to $80.0 million when the sites are conveyed. Through the end of December 2000, 177 tower sites were successfully conveyed resulting in a net gain of $26.4 million. As part of the sale agreement the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of $5.2 million on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant. In the current quarter the company recognized $0.2 million of this previously deferred revenue.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $2.9 million for the twelve months ended December 31, 2000 compared to $3.6 million for the prior year. The decrease is a result of a reduction in assets due to the Company's tower portfolio sale.

    INTEREST INCOME/EXPENSE. Interest income, net of interest expense, was $1.7 million for the twelve months ended December 31, 2000 compared to an expense of $1.8 million for the prior year. The interest expense in 1999 was largely attributed to borrowings under the Company's credit facility to finance the construction of towers. The proceeds from the sale of the towers in 2000 provided sufficient proceeds to repay the Company's credit facility and provide cash balances that generated interest income.

    OTHER EXPENSE. Other expense was $0.8 million for the twelve months ended December 31, 2000 compared to an expense of $1.4 million for the prior year. The other expense in the current year is attributable to losses using the equity method of accounting for the Company's investment in Tecnosistemi of $0.8 million and to foreign currency losses of $0.3 million, offset by a one-time gain of $0.3 million. The loss in 1999 was largely driven by foreign currency transaction losses of approximately $1.4 million relative to the Company's Latin America operations.

    PROVISION (BENEFIT) FOR INCOME TAXES. The provision for income taxes was $16.5 million for the twelve months ended December 31, 2000 compared to a benefit of $2.7 million for the prior year. The provision for income taxes was recorded for the twelve months ended December 31, 2000 using an effective income tax rate of 44.5%. The effective income tax rate in excess of the statutory rate reflects the effect of non-deductible expenses resulting from the tower portfolio sale. The benefit for income taxes was recorded in 1999 based on an effective income tax rate of 30.1%. The change in effective income tax rates is due both to the impact of the sale of the telecommunication tower portfolio and to the conversion of the MCI note during the third quarter of 1999.

    NET INCOME (LOSS). Net income was $20.6 million for the twelve months ended December 31, 2000 compared to a net loss of $5.4 million for the prior year. The increase in net income was due to income generated from the sale of the telecommunications towers conveyed during the year and additional gross profit generated by increased revenues.


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

                                                                      EXHIBIT 99


LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents were $22.3 million at December 31, 2000 compared to $2.0 million at December 31, 1999, an increase of $20.3 million. Cash combined with short-term investments at December 31, 2000 provides total liquid assets of $42.3 million. This increase in liquidity stems from cash received from the tower portfolio sale of $72.2 million. The tower proceeds were largely used to redeem the interests of the minority shareholders in the tower subsidiary ($7.2 million), eliminate debt ($4.5 million), invest in affiliates ($2.5 million) and fund operating activities ($16.8 million). Cash used in operating activities was primarily related to receivable growth as a result of increased revenue.

    Working capital was $60.4 million at December 31, 2000 compared to $(8.0) million at December 31, 1999, and increase of $68.4 million. The increase in working capital was primarily due to the proceeds received-to-date from the sale of the Company's telecommunication tower portfolio. The Company believes it has sufficient working capital for the next year.

OTHER FINANCIAL INFORMATION

    Backlog was $134.3 million as of December 31, 2000, including renewals and extensions from existing clients. In addition to backlog the Company derives significant revenue from Master Service Agreements and similar arrangements. Work derived under such arrangements do not provide a long-term contractual commitment and therefore are excluded from backlog calculations. Revenue derived from major accounts under such agreements for the twelve and three months ended December 31, 2000 was 11.2% and 11.7% of total revenue, respectively.

    The principal portion of the Company's present backlog arises from XM satellite, which represents approximately $33 million or 25% of the overall backlog. The Company's contracts typically have provisions that permit customers to terminate their contracts under various circumstances, which includes nonperformance or for customer convenience. With respect to the Company's Tower Services Agreement with Pinnacle Tower Inc., the contract provides that on an annual basis, either party may request a re-negotiation of the pricing and scope of services. Therefore, there are no guarantees the current contract will generate specified revenues or the minimum payments of $10.0 million per year over the next five years.


    Employee headcount at December 31, 2000 was approximately 918, an increase of approximately 61.1% relative to December 31, 1999.


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